UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2016

TERAFOX CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-200675	36-4817186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

R24 Flat C 5/F

Wah Mow Factory Building

5-7 Ng Fong Street, San Po Kang

Kowloon, Hong Kong

(Address of Principal Executive Offices)

+852 9560 0946

(Registrant’s telephone number, including area code)

2/104 Joyton Avenue

Zetland, Australia 2017 N.S.W

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 3, 2016, Mr. Brian Patrick Foley resigned as Chief Executive Officer and sole Director of the Company, and Mr. Jennie Pascual Ednalagium resigned as the Company’s Chief Financial Officer, Secretary and Treasurer of the Company. Prior to Mr. Foley’s resignation as Director, the Board of Directors appointed Chi Yeuk Lau as the Company’s sole director and acting Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company.

Name	Age	Position
Chi Yeuk Lau	23	Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and Director

The business background description of the newly appointed officer is set forth below.

Chi Yeuk Lau. Ms. Lau has extensive public relations, marketing and communication skills. Since January 2012, she has been public relations director for Success Financial Holdings Limited, Hong Kong. She graduated with a Bachelor of Science Degree from Hong Kong Baptist University in 2014.

There are no family relationships between our officers and/or directors. There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer and director had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which our new officers and director are a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event. Each officer serves in such executive positions at the discretion of the Board of Directors. The Company and its new officer have verbally agreed that no compensation will be due or owning to the new officer until such time as the parties reach a written compensation agreement, if any.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERAFOX CORP.

(Registrant)

/s/ Chi Yeuk Lau

Chi Yeuk Lau

Chief Executive Officer

Date: August 9, 2016